EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Jenny Haynes
Vice President Investor Relations
(214) 245-3164

ODYSSEY HEALTHCARE CHAIRMAN WILL REASSUME CEO DUTIES

Provides Outlook for Third Quarter and Lowers Guidance for Year;

Reports DOJ Civil Investigation Related to Claims Submitted to the U.S.

     DALLAS, TEXAS (Oct. 18, 2004)— Odyssey HealthCare, Inc. (NASDAQ: ODSY) today announced that Richard R. Burnham, its current chairman, will reassume the additional duties of president and chief executive officer effective immediately, replacing David C. Gasmire, who has decided to leave the company.

     “We greatly appreciate and respect David’s contributions to the company over the past eight years, including the past nine months as president and CEO,” said Mr. Burnham. “However, in light of the operational challenges we have experienced, all parties agreed that it was best to take quick action to put us back on a steady track.

     “I am looking forward to once again leading Odyssey HealthCare as chairman and CEO as we address our challenges and capitalize on our opportunities,” Mr. Burnham said. He was a co-founder of the company in 1995 and served as chairman and CEO until Jan. 1, 2004.

     The company also announced it expects to report earnings per share of $0.24 for the 2004 third quarter, which ended September 30, due to weak admissions and patient census in selected markets. The company reported earnings per share of $0.21 in the third quarter of 2003.

     Mr. Burnham noted that many of the company’s financial metrics remain strong for the third quarter and in some cases have improved. “We will report strong operating cash flow and reduced pharmacy costs for the third quarter. However, we saw increasing competition in selected markets that caused us to have weaker than expected admissions and patient census.”

     The company said the average daily census for the third quarter was approximately 7,650 patients per day, compared to 7,714 in the second quarter of 2004.

     The company said it expects to report approximately $17 million in operating cash flow in the third quarter, for a total of approximately $33 million for the nine months ended Sept. 30, 2004. The company said it expects third quarter results to show improvements in pharmacy costs per day, days sales outstanding and the Medicare cap accrual as compared to the second quarter. Specifically, the Medicare cap accrual for the third quarter of 2004 is expected to total less than $100,000. The company’s regularly scheduled third quarter earnings release will be issued after the market closes on Nov. 1, 2004, with a conference call on Nov. 2, 2004.

     The company also said it estimates earnings per share for the 2004 fiscal year to be $0.94 to $0.96. The lower end of the 2004 guidance range assumes no growth in patient census from the third to the fourth quarter, the Medicare rate increase which was effective in October, a Medicare cap accrual of $600,000 and fourth quarter expenses remaining essentially flat in comparison to the third quarter. Also included in the guidance is a one-and-a-half cent non-recurring charge related to estimated costs associated with the executive transition. The company’s previous guidance for the 2004 fiscal year was $1.03 to $1.05 earnings per share.

     In an unrelated announcement, the company said the Civil Division of the U.S. Department of Justice (DOJ) informed the company in September that it has begun an investigation of the company under the False Claims Act. In its notification to the company, the DOJ said the investigation relates to the company’s claims for payment submitted to the United States dating from Jan.1, 2000, to the present, and covers the company’s conduct with respect to patient admissions, patient retention and billing practices. The investigation is in its preliminary stages, and the company said it will cooperate with the DOJ. The company said it is unable to predict the outcome of the investigation, the DOJ’s views of the issues being investigated, any action that the DOJ might take or the impact, if any, that the investigation may have on its business, results of operations, liquidity or capital resources.

     In commenting in general on its oversight of claims, the company said it has a longstanding and ongoing employee training and regulatory compliance program, including a mechanism for employees to alert management anonymously of issues.

     The company will host a conference call to discuss the information contained in this release on Monday, Oct. 18, 2004, at 9 a. m. (EDT). The call will be broadcast live and can be accessed through the Investor Relations section of the company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.

     Headquartered in Dallas, Tex., Odyssey has 72 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.

     Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general market conditions, increases in inflation, adverse changes in the Medicare cap limits and increases in the company’s Medicare cap accrual, decline in patient census growth, challenges inherent in and potential changes in the company’s growth and expansion strategy, the ability to attract and retain healthcare professionals, the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources, adverse changes in reimbursement levels under Medicare and Medicaid programs, adverse changes in the state and federal licensure and certification laws and regulations, adverse results of regulatory surveys, delays in licensure and/or certification, government and private party legal proceedings and investigations, adverse changes in the competitive environment in which the company operates, and the disclosures contained under the headings “Overview of Government Payments” and “Some Risks Related to Our Business” in “Item 1. Business” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004, and in Odyssey’s most recent report on Form 10-Q and its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.

END